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                                                                   Exhibit 99.11


                      [LETTERHEAD OF GOLDMAN, SACHS & CO.]





PERSONAL AND CONFIDENTIAL



August 16, 2000



Board of Directors
CoreComm Limited
110 East 59th Street
New York, New York  10022

Re: Registration Statements of CoreComm Merger Sub, Inc. and ATX Telecommunications Services, Inc. Relating to the Issuance of Common Stock, par value $0.01 per Share, of those Registrants in Connection with the Acquisitions of ATX Telecommunications Services, Inc. and Voyager.net, Inc. by CoreComm Limited.


Gentlemen:

Reference is made to our opinion letter dated March 12, 2000 with respect to the fairness from a financial point of view to CoreComm Limited (the "Company") of the Stock Consideration and the Cash Consideration (each as defined therein), in the aggregate, to be exchanged for each share of Common Stock, par value $0.0001 per share, of Voyager.net, Inc. ("Voyager") pursuant to the Agreement and Plan of Merger, dated as of March 12, 2000, among the Company, CoreComm Group Sub I, Inc., a wholly owned subsidiary of the Company, and Voyager.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statements.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary; The Merger Between CoreComm and Voyager; Opinion of Goldman
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CoreComm Limited
August 16,2000
Page Two


Sachs," "The Merger; Recommendation of the Board of Directors of CoreComm; Reasons for the Merger" and "The Merger; The Opinion of Goldman Sachs," and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statements. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,



/s/ Goldman, Sachs & Co.
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    (GOLDMAN, SACHS & CO.)